Exhibit 99.1

FOR RELEASE, Thursday, September 21, 2006	For Further Information Contact:
1:30 p.m. Pacific Daylight Time	Kelly Masuda, Investor Contact
(310) 893-7434 or kmasuda@kbhome.com
Caroline Shaw, Media Contact
(310) 231-4165 or cshaw@kbhome.com
KB HOME REPORTS THIRD QUARTER 2006 RESULTS
Revenues Increased 6% to $2.67 Billion; Two Million Shares Repurchased During the Third Quarter
     Los Angeles, CA, September 21, 2006 – KB Home (NYSE: KBH), one of the largest homebuilders in the United States and France, today reported preliminary unaudited financial results for its third quarter ended August 31, 2006. As previously announced, members of the Audit and Compliance Committee of the Company’s Board of Directors, in conjunction with outside legal counsel, are conducting an internal review of the Company’s stock option grants. Pending the completion of this review, the results the Company is currently in a position to report for the third quarter and first nine months of 2006 are limited to revenues, average sales prices, unit deliveries, net orders, unit backlog and backlog value. Highlights include:
•	Total revenues of $2.67 billion for the quarter ended August 31, 2006 were up 6% from $2.53 billion in the year-earlier quarter. The growth in total revenues reflected a 7% increase in housing revenues, driven by a 10% increase in the average selling price, partly offset by a 3% decrease in unit deliveries.

•	For the nine months ended August 31, 2006, total revenues increased 19% to $7.46 billion, up from $6.29 billion for the nine months ended August 31, 2005. Unit deliveries in the period rose 5% to 26,460, up from 25,194 units delivered in the first nine months of 2005.

•	The Company’s backlog at August 31, 2006 totaled 23,878 units, representing potential future housing revenues of $6.53 billion. The decrease from 27,744 units and $7.06 billion in backlog at August 31, 2005 primarily resulted from higher cancellation rates which contributed to a 43% decrease in third quarter 2006 net orders.

•	The Company repurchased two million shares of its common stock during the three months ended August 31, 2006 for an aggregate price of $90 million. Over the nine-month period ended August 31, 2006, the Company repurchased six million shares of its common stock for an aggregate price of $377.4 million. The Company currently is authorized by its board of directors to repurchase up to an additional four million shares of its common stock.
     “Our third quarter results reported in this release reflect the challenging operating environment for the homebuilding industry,” said Bruce Karatz, chairman and chief executive officer. “Greater competition among homebuilders and imbalances in supply, demand and affordability in a number of markets have adversely affected our unit deliveries, revenues, pricing and net orders for the quarter, and we do not expect conditions to improve significantly in the foreseeable future. Until the supply of unsold homes is reduced and affordability improves, there will continue to be pressure on pricing like any other industry. However, we believe our experienced management team and sound operating disciplines will allow us to navigate through this difficult environment and position the Company to take advantage of future opportunities once the homebuilding market stabilizes.”
     Company-wide revenues reached $2.67 billion for the quarter ended August 31, 2006, increasing 6% from $2.53 billion in the year-earlier quarter, the result of higher revenues from the Company’s homebuilding operations. Third-quarter housing revenues increased 7% to $2.66 billion, up from $2.49 billion in the year-earlier period, on a 3% decrease in unit deliveries to 9,523 from 9,812 in the third quarter of 2005 and a 10% increase in the overall average selling price to $279,000 in the third quarter of 2006 from $254,100 in the third quarter of 2005.
     “Conditions in formerly strong markets, such as California, Nevada, Arizona and Florida, have weakened considerably in recent months,” said Karatz. “These and other markets have experienced a rapid change in investor activity from buying to selling homes as well as decreasing home purchases by non-investors leading to a relative oversupply of new and resale inventory, lack of affordability and high cancellation rates. These market conditions have increased competition among homebuilders, many of which have responded by aggressively using discounts, incentives and price concessions to close sales thereby creating competitive pressures that have required us to do the same in some cases. While it is difficult to predict when markets will normalize, in the long run we believe underlying fundamentals, including favorable demographics and job growth, and our geographic diversity bode well for the long-term growth prospects of our business. However, we expect that market conditions for the remainder of 2006 and into next year will have an unfavorable impact on our year-over-year net income comparisons.”
     The Company generated 5,989 net orders in the third quarter of 2006, a decrease of 43% from 10,467 net orders in the year-earlier quarter. The decrease in the Company’s third quarter net orders reflected a 53% drop off in its U.S. net orders, partially offset by a 9% increase in France. Unit backlog totaled 23,878 units at August 31, 2006 versus 27,744 units at August 31, 2005. The Company’s backlog value decreased 8% to approximately $6.53 billion at August 31, 2006 from approximately $7.06 billion at August 31, 2005. The year-over-year decrease in backlog value resulted from decreases in all U.S. regions, partly offset by an increase in France.
     “In response to the shifting market dynamics and to position the Company for the future, we are currently focused on generating cash and strengthening our financial position,” said Karatz. “Toward that end, we continue to adhere to our operational business model and pursue complementary initiatives to enhance our construction efficiencies and reduce overhead. In addition, to better align our inventory levels with current lower demand, we are adjusting our land portfolio by renegotiating and, in certain instances, canceling land purchase option contracts, decreasing the size of development phases, selling non-strategic land positions and reducing land purchases. We expect to lower our outstanding debt and improve our leverage ratio by the end of the year and into 2007, and prudently repurchase shares of our common stock as we manage through the housing market’s transition to an ultimately more normalized, sustainable supply and demand balance.”
     For the nine months ended August 31, 2006, the Company delivered 26,460 new homes, a 5% increase from 25,194 homes delivered in the first nine months of 2005. Total revenues for the nine months ended August 31, 2006 reached $7.46 billion in 2006, up 19% from $6.29 billion in the nine months ended August 31, 2005.

     As previously announced, members of the Audit and Compliance Committee of the Company’s Board of Directors, in conjunction with outside legal counsel, are conducting an internal review of the Company’s stock option grants. The Committee members and counsel are working to complete their review in a timely manner. However, no conclusions have been reached and the Company cannot predict the impact, if any, on its financial results for the third quarter and nine months ended August 31, 2006. Upon completion of the review, the Company will disclose the results thereof and finalize its earnings for the third quarter and the first nine months of its 2006 fiscal year.

The Company will not be holding a Third Quarter 2006 earnings conference call.

Building homes for nearly half a century, KB Home is one of America’s premier homebuilders with domestic operating divisions in the following regions and states: West Coast—California; Southwest—Arizona, Nevada and New Mexico; Central—Colorado, Illinois, Indiana, Louisiana and Texas; and Southeast—Florida, Georgia, Maryland, North Carolina, South Carolina and Virginia. Kaufman & Broad S.A., the Company’s publicly-traded French subsidiary, is one of the leading homebuilders in France. In fiscal 2005, the Company delivered homes to 37,140 families in the United States and France. KB Home also offers complete mortgage services through Countrywide KB Home Loans, a joint venture with Countrywide Financial Corporation. Founded in 1957, and ranked the #1 homebuilder in Fortune Magazine’s 2006 list of America’s Most Admired Companies, KB Home is a Fortune 500 company listed on the New York Stock Exchange under the ticker symbol “KBH.” For more information about any of KB Home’s new home communities, call 888-KB-HOMES (888-KB-CASAS) or visit http://www.kbhome.com (http://www.kbcasa.com).
Certain matters discussed in this press release, including any statements concerning our future financial performance, business and prospects, and our future actions and their expected results, are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors that could cause actual results to be materially different. Potential risks include changes in: general economic conditions, material prices and availability, labor costs and availability, interest rates and our debt levels, the secondary market for loans, consumer confidence, competition, and currency exchange rates (insofar as they affect our operations in France). Our actual results may also be materially different than those expressed in our forward looking statements due to environmental factors (including weather) and significant natural disasters; government regulations affecting our operations; the availability and cost of land in desirable areas; violations of our policies; the results of an ongoing internal review into stock option matters being conducted by members of the Audit and Compliance Committee of our Board of Directors, as well as an informal inquiry by the Securities and Exchange Commission and pending shareholder derivative suits regarding stock option matters; other legal or regulatory proceedings or claims; conditions in the capital, credit and homebuilding markets; and other events outside of our control. See our Quarterly Report on Form 10-Q for the quarters ended February 28, 2006 and May 31, 2006, Annual Report on Form 10-K and Annual Report to Shareholders for the year ended November 30, 2005 and our other public filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business. We do not have a specific policy or intent of updating or revising forward-looking statements.
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(Tables Follow)
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KB HOME
SUPPLEMENTAL INFORMATION
For the Nine Months and Three Months Ended August 31, 2006 and 2005

	Nine Months		Three Months
	2006	2005	2006	2005
Construction revenues:
(In thousands)
Housing	$7,411,324	$6,226,089	$2,656,791	$2,493,178
Commercial	5,346	5,202	5,346	2,404
Land	27,830	33,318	7,826	20,221

Total	7,444,500	6,264,609	2,669,963	2,515,803

Financial Services revenues	13,612	26,901	4,428	9,261

Total revenues	$7,458,112	$6,291,510	$2,674,391	$2,525,064

	Nine Months		Three Months
	2006	2005	2006	2005
Average sales price:
West Coast	$493,400	$453,500	$492,300	$458,900
Southwest	317,800	258,000	310,800	277,400
Central	160,300	154,900	160,900	154,700
Southeast	247,800	206,100	252,300	216,700
France	228,000	212,000	235,600	204,800

Total	$280,100	$247,100	$279,000	$254,100

	Nine Months		Three Months
	2006	2005	2006	2005
Unit deliveries:
West Coast	4,708	4,293	1,683	1,781
Southwest	5,163	5,548	1,798	1,943
Central	6,507	6,628	2,489	2,638
Southeast	5,360	4,850	1,923	1,871
France	4,722	3,875	1,630	1,579

Total	26,460	25,194	9,523	9,812

Unconsolidated joint ventures:	358	428	93	75

KB HOME
SUPPLEMENTAL INFORMATION
For the Nine Months and Three Months Ended August 31, 2006 and 2005

	Nine Months		Three Months
	2006	2005	2006	2005
Net orders:
West Coast	3,802	5,718	775	1,836
Southwest	3,537	6,527	806	1,930
Central	6,567	8,602	1,549	2,860
Southeast	4,790	6,535	1,037	2,171
France	5,920	5,276	1,822	1,670

Total	24,616	32,658	5,989	10,467

Unconsolidated joint ventures:	334	156	59	60

	August 31, 2006		August 31, 2005
	Backlog Units	Backlog Value	Backlog Units	Backlog Value
Backlog data:
(Dollars in thousands)
West Coast	3,348	$1,726,232	4,892	$2,228,977
Southwest	3,802	1,129,899	5,531	1,509,186
Central	5,005	802,950	6,032	906,352
Southeast	5,043	1,295,886	5,965	1,324,161
France	6,680	1,576,480	5,324	1,091,420

Total	23,878	$6,531,447	27,744	$7,060,096

Unconsolidated joint ventures:	363	$75,662	223	$38,360